Exhibit 12



K&L|GATES                         Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                  1601 K Street NW
                                  Washington, DC  20006-1600

                                  T 202.778.9000     www.klgates.com




                                August 10, 2007

Dreyfus Founders Funds, Inc.
210 University Boulevard, Suite 800
Denver, CO  80206


         Re:      Reorganization to Combine Two Series of the Same
                  ------------------------------------------------
                  Investment Company
                  ------------------

Ladies and Gentlemen:

     Dreyfus Founders Funds, Inc., a Maryland corporation ("CORPORATION"), on behalf of Dreyfus Founders Growth Fund ("FUND") and Dreyfus Founders Equity Growth Fund ("ACQUIRING FUND"), each a segregated portfolio of assets ("SERIES") thereof, has requested our opinion as to certain federal income tax consequences of Acquiring Fund's proposed acquisition of Fund pursuant to a Plan of Reorganization that was approved and adopted by Corporation's Board of Directors ("BOARD") at a meeting held on January 17, 2007 ("PLAN").(1) The Plan contemplates Acquiring Fund's acquisition of all of Fund's assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of all of Fund's liabilities, followed by Fund's distribution of those shares pro rata to its Shareholders in liquidation thereof (collectively "REORGANIZATION").

     In rendering this opinion, we have examined (1) the Plan, (2) the Combined Prospectus and Proxy Statement dated April 18, 2007, regarding the Reorganization that was furnished in connection with the solicitation of proxies by the Board, on Fund's behalf, for use at a special meeting of Fund's shareholders that was held on May 24, 2007 and at any adjournment of that meeting, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of the Corporation (collectively, "REPRESENTATIONS"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party was correct without that qualification as of immediately after the close of business (5:00 p.m., Eastern
Time) on August 10, 2007 ("EFFECTIVE TIME"). We have also assumed that as to all matters for which a person or entity has represented that such person is not a

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(1) Each  capitalized  term in the next sentence that is not defined  herein has the meaning ascribed thereto in the Plan.


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Dreyfus Founders Funds, Inc.
August 10, 2007
Page 2


party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

                                     OPINION
                                     -------

     Based solely on the facts and assumptions described above, and conditioned on the Representations' being true and complete at the Effective Time and the Reorganization's being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

          (1) Acquiring Fund's acquisition of the assets of the Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Fund's liabilities, followed by Fund's distribution of those shares pro rata to the Fund Shareholders actually or constructively in exchange for their Fund shares, will qualify as a "reorganization" (as defined in section 368(a)(1)(D)(2)), and the Fund and Acquiring Fund will each be "a party to a reorganization" (within the meaning of section 368(b));

          (2) Fund will recognize no gain or loss on the transfer of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Fund's liabilities(3) or on the subsequent distribution of those shares to the Fund Shareholders in exchange for their Fund shares;

          (3) Acquiring Fund will recognize no gain or loss on its receipt of the Fund's assets in exchange solely for Acquiring Fund Shares and its assumption of the Fund's liabilities;

          (4) Acquiring Fund's basis in each of the assets of the Fund will be the same as Fund's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for each such asset will include Fund's holding period therefor (except where Acquiring Fund's investment

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(2) "Section"  references  are to the Internal  Revenue Code of 1986, as amended
("CODE").

(3) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Fund, the Acquiring Fund or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.


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Dreyfus Founders Funds, Inc.
August 10, 2007
Page 2


     activities following the Reorganization have the effect of reducing or eliminating an asset's holding period);

          (5) A Fund Shareholder will recognize no gain or loss on the exchange of all its Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

          (6) A Fund Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Fund shares, provided the Shareholder holds them as capital assets at the Effective Time.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressee's information and use and may not be relied on for any purpose by any other person without our express written consent.

                              Very truly yours,

                              /s/ KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

                              KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP